UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 13, 2014 (January 7, 2014)

FIFTH & PACIFIC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

As described below in Item 5.02 (which disclosure is incorporated in this Item by reference), the Board of Directors of Fifth & Pacific Companies, Inc. (the “Company”) approved various changes to the Company’s senior management on January 9, 2014.  As a result of the expected senior management transition, the Company estimates it will incur one-time non-cash severance charges of $16.5 million and cash severance charges of $6.5 million in the first quarter of 2014.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As disclosed in a press release dated January 9, 2014, the Company will be changing its name to Kate Spade & Company to reflect the Company`s mono-brand focus.  William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., will be stepping down from his role and will be succeeded by Craig Leavitt (53), currently Chief Executive Officer of Kate Spade LLC. Deborah Lloyd (49) will be Chief Creative Officer of the renamed Company.  George Carrara (45), currently Executive Vice President, Chief Operating Officer and Chief Financial Officer of Fifth & Pacific Companies, Inc., will be promoted to President and Chief Operating Officer of the renamed Company. The change of name and the management changes are expected to be effective following the release of fourth quarter earnings results on Tuesday, February 25, 2014.

Mr. Leavitt served as the Co-President and Chief Operating Officer of Kate Spade LLC from April 7, 2008 through October 9, 2010 and has served as the Chief Executive Officer of Kate Spade LLC since that date.  Ms. Lloyd has led Kate Spade LLC as its Chief Creative Officer since her hire on November 1, 2007.  In recognition of Mr. Leavitt’s retail experience and strong strategic planning and leadership skills and Ms. Lloyd’s creative talent, each will be appointed to the Company’s Board of Directors on the date Mr. McComb ceases to be Chief Executive Officer of the Company (the “Position Start Date” and the “McComb Separation Date”).

Mr. Carrara joined the Company in April 2012 as Executive Vice President, Chief Financial Officer and Chief Operating Officer and played a central role in the Company’s transformation to a mono-brand business through its restructuring and brand-exiting activities, culminating in the November 2013 sale of the Juicy Couture intellectual property and related assets and the December 2013 execution of a stock purchase agreement for the sale of Lucky Brand Dungarees, Inc.

As stated above, Mr. McComb will cease being the Chief Executive Officer of the Company, his separation being without cause due to restructuring activities related to the sale of the Juicy Couture intellectual property and related assets and the execution of a stock purchase agreement for the sale of Lucky Brand Dungarees, Inc.

Set forth below are descriptions of the employment agreements of Mr. Leavitt and Ms. Lloyd and a description of certain compensation arrangements with respect to Mr. McComb.  The Company will disclose the components of Mr. Carrara’s compensation in light of his new role and responsibilities once such compensation arrangements are finalized.

Description of Employment Agreements with Mr. Leavitt and Ms. Lloyd

On January 7, 2014, the Company entered into employment agreements (the “Employment Agreements”) with Mr. Leavitt and Ms. Lloyd, pursuant to which Mr. Leavitt and Ms. Lloyd will serve as Chief Executive Officer and Chief Creative Officer, respectively, of the Company, beginning on the Position Start Date.

The initial term of Mr. Leavitt and Ms. Lloyd’s employment in their new positions will begin on the Position Start Date and end on December 31, 2014, and thereafter automatically renew for successive one-year periods unless the Company or the executive delivers a notice of non-renewal at least 180 days before the next automatic extension.

The Employment Agreements provide for, among other things:  (1) an annual base salary beginning on the Position Start Date of $1,500,000 for Mr. Leavitt and $1,900,000 for Ms. Lloyd; (2) a target annual cash bonus opportunity equal to 150% of base salary for Mr. Leavitt and 175% of base salary for Ms. Lloyd, with a maximum opportunity equal to 200% of the target opportunity; (3) an annual long term incentive award having a total target and/or grant date value of no less than $5,000,000 for Mr. Leavitt and $3,275,000 for Ms. Lloyd; (4) a one-time grant of market share units (“MSUs”) with a grant date value of $9,000,000 (the “Staking Grant”) for each of Mr. Leavitt and Ms. Lloyd ; (5) a one-time payment at the time the Company closes the sale of Lucky Brand Jeans equal to a prorated portion of $4,500,000, prorated to reflect the number of months from January 1, 2013 through the date of the closing for each of Mr. Leavitt and Ms. Lloyd; and (6) benefits and perquisites provided under the Company’s policies for each of Mr. Leavitt and Ms. Lloyd.

Half of the long term incentive awards granted to Mr. Leavitt and Ms. Lloyd for the 2014 fiscal year will consist of an award of MSUs that vests 50% on each of the second and third anniversaries of the grant date and has a minimum earnout of 30% of target.  The second half will consist of an award of performance shares that vests on the third anniversary of the grant date based on the Company’s Total Shareholder Return relative to the S&P Mid-Cap Index Total Shareholder Return.  The Staking Grant vests 50% on the third anniversary of grant and 50% on the fifth anniversary of grant.  The MSUs in each of the long term incentive award and Staking Grant are earned based on the Company’s 40-trading day average stock price on the date the MSUs are settled as compared to that average stock price on the date the MSUs are granted.

Mr. Leavitt and Ms. Lloyd are required under the terms of the Employment Agreements to meet the Company’s stock ownership requirement for executives, which will require Mr. Leavitt and Ms. Lloyd to hold shares equal to five times and four times, respectively, the executive’s base salary within five years of the Position Start Date.

Mr. Leavitt and Ms. Lloyd also entered into Executive Severance Agreements (“ESAs”) with the Company on January 7, 2014.  Pursuant to the ESAs, the executives are subject to non-compete, non-solicitation of customers and employees, and non-interference covenants during employment and for 18 months following a termination of employment.

On a termination due to death or disability, the ESAs provide for (1) accrued but unpaid salary, bonuses and other vested payments or benefits (“Accrued Benefits”) and (2) a pro-rated bonus for the year of termination equal to the bonus that would have been earned under the Company’s bonus plan prorated to reflect the number of months in the year prior to the date of termination (“Pro-Rated Bonus”).

On a termination without “cause,” due to the executive’s resignation for “good reason” (as those terms are defined in the ESA) or due to the Company’s nonrenewal of the Employment Agreement (each, a “Qualifying Termination”), the ESAs provide for, subject to the executive’s execution and non-revocation of a release of claims, (1) Accrued Benefits; (2) benefits continuation for 52 weeks (or, if the Qualifying Termination is in connection with a change in control, as defined in the Company’s 2013 Stock Incentive Plan, 104 weeks); (3) a lump-sum payment equal to two times the executive’s then-current base salary and target annual bonus less the executive’s portion of premiums for the benefits continuation, (4) a Pro-Rated Bonus in respect of the year the termination occurs; and (5) for Mr. Leavitt, a lump-sum payment equal to the executive’s then-current base salary for 180 days (only payable upon his termination without “cause” or due to his resignation for “good reason”).

The Employment Agreements provide that, on a Qualifying Termination on or within two years of January 1, 2014, half of the terminating executive’s long term incentive awards and staking grants vest at target.  On a Qualifying Termination after the second anniversary of January 1, 2014, a prorated portion of the long term incentive awards and Staking Grant vests based on actual performance.  On a Qualifying Termination in connection with a change in control, long term incentive awards vest at target and the Staking Grant vests based on actual performance.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreements and ESAs, which will be filed in a future periodic report of the Company and will be incorporated by reference into this Item 5.02 once filed.

Compensation Arrangements of Mr. Carrara

The Company will disclose the components of Mr. Carrara’s compensation in light of his new role and responsibilities once such compensation arrangements are finalized.

Description of Certain Compensation Arrangements of Mr. McComb

As provided in the existing Severance Benefits Agreement entered into between the Company and Mr. McComb in 2009 with respect to a termination without cause, Mr. McComb will receive cash payments totaling $6,500,000, representing two times his base salary and target bonus, and continued medical, long term disability and life insurance coverage for two years from the McComb Separation Date.  Mr. McComb will be eligible to receive an annual incentive bonus based on actual performance in 2014, pro-rated and subject to the terms of the Company’s Section 162(m) cash bonus plan.  Consistent with Company policy relating to employees terminated without cause pursuant to restructuring activities, where such termination takes place after completion of a performance year but prior to payment of that year’s bonus, Mr. McComb will remain eligible to receive an annual incentive bonus for 2013, as determined in the sole discretion of the Company’s Compensation Committee, and subject to the terms of the Company’s 162(m) cash bonus plan and 2013 performance.

In addition, the Board of Directors further approved non-accelerated continued vesting of the following unvested stock options, on the original schedule on various future dates in 2014, 2015 and 2016:

187,500 Options granted on March 1, 2011 with an exercise price of $4.97

187,500 Options granted as of September 1, 2011 with an exercise price of $5.06

281,250 Options granted as of March 1, 2012 with an exercise price of $11.10

198,750 Options granted as of June 3, 2013 with an exercise price of $21.20

As a condition to all of the payments, benefits and options treatment provided by Company, Mr. McComb and the Company will execute a mutual general release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: January 13, 2014	By:	/s/ Christopher DiNardo
	Name:	Christopher DiNardo
	Title:	Senior Vice President, General Counsel and Secretary